Exhibit 23.6

Consent Pursuant to Rule 438

In connection with the filing by Home BancShares, Inc. of its Registration Statement on Form S-4 (File No. 333-260446), as amended (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as about to become a director of Home BancShares, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any and all amendments thereto.

Date: November 5, 2021	/s/ J. Pat Hickman
J. Pat Hickman